Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Increases Revenue 19% Over Q1 2004

New Product Development in Progress

Onvia, Inc. (Nasdaq: ONVI), Seattle, WA – May 5, 2005 – Onvia, a leading provider of comprehensive sales intelligence to businesses seeking government procurement opportunities, announced its first quarter results today. Revenue increased to $3.7 million and net loss increased to $1.0 million for the first quarter of 2005. During the quarter the Company published approximately 171,000 new opportunities, an 8% increase over the first quarter of 2004.

Onvia has aggregated a comprehensive database of tactical, hard-to-find intelligent business opportunities which are focused on the largest industry verticals. The breadth of the data allows for multiple products and pricing structures from the same content, to appeal to both large and small businesses. Onvia maintains a low cost structure through the use of sophisticated data collection techniques and technology.

2005 First Quarter Financial Results

Revenue

•	Revenue for the quarter ended March 31, 2005 was $3.7 million, compared to $3.1 million during the same period of 2004, an increase of 19%. Onvia earns revenue from its subscription-based, public-sector lead notification service and enterprise sales program.

Net Loss

•	Net loss increased to $1.0 million for the quarter ended March 31, 2005 compared to $925,000 during the same period of 2004, an increase of 13%. During the quarter, the Company expensed approximately $600,000 on new product content and $100,000 on Sarbanes Oxley compliance.

Loss Per Share

•	On a per share basis, the Company reported a net loss of $0.13 for the quarter ended March 31, 2005, compared to a net loss of $0.12 for the same period in 2004. The Company had approximately 7.8 million shares outstanding as of March 31, 2005.

Cash Flow

•	The Company held $26.3 million in cash and investments at March 31, 2005 compared to $27.9 million as of December 31, 2004.

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Onvia has 52,000 square feet of office space available for sublease. Real estate leasing activities in Seattle are still slow. The idle lease accrual was approximately $6.9 million as of March 31, 2005.

Onvia’s Strategy

Onvia has a solid business distributing bid notifications to businesses that sell their products and services to the public sector. Based upon a customer survey performed by Onvia in the first quarter, the Company estimates that subscribers to its current products save approximately 5 hours a week using its service, time which can be spent on revenue generating activities instead of prospecting. In addition, nearly 40% of Onvia’s customers generate more than $5,000 of revenue each month using its service, a strong return from a product that generally costs between $300 and $3,000 annually.

“The Onvia Guide, our current flagship product, informs our customers about sales opportunities,” stated Mike Pickett, Onvia’s CEO and Chairman. “Our new products will combine comprehensive content with smart research tools to provide customers, large and small, with the additional intelligence they need to make key decisions about these sales opportunities.” Mr. Pickett continued, “Government opportunities are time sensitive; our new products will help customers quickly qualify their targeted projects without the significant investment in time and resources required today. We believe Onvia’s new products will provide a competitive advantage to customers by delivering timely and actionable government opportunities and the related decision support information on demand.”

New Product Investment

In February 2005, the Company announced that it would spend an estimated $5 million in 2005 on new product content, new product technologies, and a brand awareness campaign. Through the first quarter, Onvia expended nearly $1 million of the $5m, of which approximately $400,000 was capitalized. The collection of relevant data across new data types has increased to meet the content requirements of the new product. In the first quarter, Onvia collected 300,000 relevant records on government procurement activities, and increased its online database to over 2.3 million records. The investment in technology will provide the backbone for Onvia’s expanded data collection processes, its data management architecture, and the customer facing research tools.

Onvia reached the first project milestone in early April with the launch of the new Onvia brand and website. In conjunction with the new product launch, the Company believes there is a strong opportunity to build the Onvia brand as the most comprehensive, government to business opportunity resource in the industry.

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First Quarter Operations

Over the last 2 years, Onvia has focused on increasing the number of high value customers within its customer base. In the first quarter, high value customers increased by 3% compared to the fourth quarter. The Company’s primary sources of new high value customers are standard customers, primarily county level subscribers, and non-paying basic users, which are not included in customer metrics. As part of the plan to accelerate longer term growth and launch new products, Onvia executed a strategy in the first quarter to increase its standard customer and basic user base. As a result, Onvia added 3% to its standard customer base compared to the fourth quarter, and increased its total subscribers and enterprise licensees by 5%, to 26,300 compared to the first quarter of 2004. By acquiring more standard customers, the mix of high value customers and enterprise licensees declined from 71% of the total customers in the fourth quarter to 69% in the current quarter. ASP, which reflects the average annual subscription price of new and repeat transactions during the quarter, remained stable for both standard and high value customers.

The Enterprise Sales Group generated a consistent number of transactions quarter over quarter, however, ASP was below expectations due to the blend of contracts executed during the quarter.

Company-wide ASP decreased by 12% to $658, compared to the fourth quarter, due to the changes in customer mix and ESG contract mix mentioned above. Onvia expects to continue this strategy to increase its standard customer and basic user base for the foreseeable future.

In the first quarter, Onvia developed important strategic partnerships with 21 new government agencies, over 60% more than were signed in the first quarter of last year. Government agencies use Onvia’s Demandstar procurement solution to publish their procurement opportunities.

A conference call hosted by Onvia’s management will be held today, Thursday, May 5, 2005 at 1:30 p.m. PDT to further discuss the financial results of the Company. This call will be broadcast via the Internet and may be accessed from the Company’s corporate page at www.onvia.com. A replay of the broadcast will be available on the Company’s website 15 minutes after the conference call. For investor relations questions please e-mail investorrelations@onvia.com.

About Onvia

Onvia (Nasdaq: ONVI) helps business-to-government (B2G) companies achieve a competitive advantage by delivering timely and actionable government procurement opportunities and information. More than 26,000 subscribers and enterprise licensees rely on Onvia as a comprehensive resource for tailored, industry-specific information needed to make intelligent sales decisions. For more information, contact Onvia, Inc. - 1260 Mercer Street, Seattle, WA 98109. Tel - 206/282-5170, fax - 206/373-8961, visit www.onvia.com, or email investorrelations@onvia.com.

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Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding improvement in Onvia’s financial performance, cash burn, profitability, new product investment, subscriber count and information, average subscription price, premium data products, government agency participation, and the progress and benefits of Onvia’s execution of its business plan. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to execute its new product strategy; Onvia’s failure to migrate basic and standard customers into high value customers; Onvia’s failure to increase average subscription prices; Onvia’s failure to identify and increase premium subscribers and enterprise licensees; premium subscribers’ rejection of increased subscription prices and/or comprehensive services; rejection of new product offerings and lower adoption rates of our premium data products; Onvia’s loss of standard subscribers; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; Onvia’s inability to meet our projected renewal rates; dissatisfaction by new agencies and suppliers with Onvia’s provision of products and services; Onvia’s inability to handle the increased bid flow on its online network caused by the enhanced product offerings; and failure to sublease the idle office space.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2004 and Onvia’s Proxy Statement filed with the SEC on April 8, 2005.

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